Amendment No. 1 to Management Agreement

THIS AMENDMENT is made this 7th day of July, 2008, by and between Trinad Management, LLC (“Trinad”) and Driftwood Ventures, Inc. (the “Company”).

WHEREAS, the Company entered into that certain Management Agreement with Trinad dated October 24, 2007 (the “Agreement”);

WHEREAS, the Company is undertaking a financing transaction in which it will sell up to $7,000,000 of senior secured convertible notes and issuing up to an aggregate of 6,363,636 warrants to the purchasers of such notes (the “Financing”) and in connection with the Financing, it is desired that the Agreement be terminated and Trinad be entitled to a termination fee as set forth in Section 7(b) of the Agreement; and

WHEREAS, each of the Company and Trinad desire to amend the Agreement to provide that the termination fee set forth in Section 7(b) of the Agreement be reduced to $750,000 and be satisfied by the delivery of the Company’s senior secured convertible notes and warrants, which notes and warrants will be on the terms of the notes and warrants being sold by the Company in the Financing.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Amendment. Section 7(b) of the Agreement is hereby deleted in its entirety and the following inserted in its place: “The Company may terminate this Agreement effective immediately by (i) giving written notice of termination to the Manager, and (ii) concurrently therewith, making payment of a termination fee of $1,000,000 to the Manager; provided, that, this Agreement shall automatically terminate and be of no further force or effect and all obligations thereunder, including, but not limited to, any fees which may have been waived or accrued shall be extinguished upon the initial closing of that certain Note Purchase Agreement, by and among the Company and the Purchasers thereunder, in which the Company is selling to such purchasers up to $7,000,000 of senior secured convertible notes and issuing up to an aggregate of 6,363,636 warrants to the purchasers of such notes (the “Financing”) and, in such event, the termination fee set forth above shall be reduced to $750,000 and the Company may satisfy such fee by delivery to the Manager of its senior secured convertible notes in the aggregate amount of $750,000 and 681,818 warrants, such notes and warrants to be on the same terms of the notes and warrants being sold by the Company in the Financing.”

This Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or understandings between the parties relating to the subject matter hereof. The statements and agreements in this Amendment shall be binding on the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Acknowledged and agreed to:

Driftwood Ventures, Inc.

By:	/s/ Charles Bentz
Name: Charles Bentz
Title: Chief Financial Officer

Trinad Management, LLC

By:	/s/ Jay Wolf
Name: Jay Wolf
Title: Director